================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              INVACARE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                [INVACARE LOGO]

                                One Invacare Way
                                Elyria, OH 44035

                                                                  April 17, 1998

To the Shareholders of

INVACARE CORPORATION:

     This year's Annual Meeting of Shareholders will be held at 10:00 A.M.
(EDT), on Thursday, May 28, 1998, at the Lorain County Community College, Stocker Center, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

     We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, THE RETURN OF THE ENCLOSED PROXY AS SOON AS POSSIBLE WOULD BE GREATLY APPRECIATED AND WILL ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY, OF COURSE, WITHDRAW YOUR PROXY SHOULD YOU WISH TO VOTE IN PERSON.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

                                            Sincerely yours,

                                            /s/ A. Malachi Mixon, III

                                            A. MALACHI MIXON, III
                                            Chairman and Chief
                                            Executive Officer

                              INVACARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Lorain County Community College, Stocker Center, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 28, 1998, at 10:00 A.M. (EDT), for the following purposes:

        1. To elect four Directors, to the class whose three-year term of office will expire in 2001;

        2. To approve and adopt an amendment to the Invacare Corporation 1994 Performance Plan to increase the number of Common Shares reserved for issuance thereunder from 2,000,000 to 3,500,000; and

        3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Holders of Common Shares and Class B Common Shares of record as of the close of business on Wednesday, April 1, 1998 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxy and vote in person.

                                            By order of the Board of Directors,

                                            THOMAS R. MIKLICH
                                            Secretary

April 17, 1998

                              INVACARE CORPORATION

                                PROXY STATEMENT

                       MAILED ON OR ABOUT APRIL 17, 1998

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 1998

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation (hereinafter called "Invacare" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 28, 1998 and any adjournments thereof. The time, place and purpose of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

     Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the four nominees listed in the Proxy and "FOR" the approval and adoption of the amendment to the Invacare Corporation 1994 Performance Plan.

                                 VOTING RIGHTS

     At the close of business on April 1, 1998, the Company had 28,436,436 Common Shares, without par value ("Common Shares"), and 1,433,107 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of April 1, 1998 will be entitled to one vote for each share held by them and the holders of the outstanding Class B Common Shares as of April 1, 1998 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters (including the election of Directors) together as one class. Pursuant to the Company's Amended and Restated Articles of Incorporation, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the Annual Meeting.

              SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     Share ownership of certain beneficial owners. The following table sets forth, as of February 27, 1998, the share ownership of each person or group known by the Company to beneficially own more than 5% of the total voting power of either class of shares of the Company:

                                                                         CLASS B
                                             COMMON SHARES            COMMON SHARES
                                           BENEFICIALLY OWNED      BENEFICIALLY OWNED*
                                         ----------------------   ----------------------    PERCENTAGE
       NAME AND BUSINESS ADDRESS          NUMBER                   NUMBER                    OF TOTAL
          OF BENEFICIAL OWNER            OF SHARES   PERCENTAGE   OF SHARES   PERCENTAGE   VOTING POWER
---------------------------------------  ---------   ----------   ---------   ----------   ------------
A. Malachi Mixon, III (1)..............    915,765      3.1%       703,912       49.1%         17.6%
One Invacare Way
Elyria, Ohio 44035
Joseph B. Richey, II (2)...............    774,738      2.7%       376,262       26.3%         10.0%
One Invacare Way
Elyria, Ohio 44035
Invacare Corporation Employees'
Stock Bonus Trust and Plan (3).........    675,865      2.4%       261,746       18.3%          7.3%
One Invacare Way
Elyria, Ohio 44035
AXA Assurances I.A.R.D.
Mutuelle (4)(5)........................  2,205,682      7.7%            --         --           5.1%
21, rue de Chateaudun
75009 Paris France
Stein Roe & Farnham
Incorporated (4)(6)....................  1,519,844      5.3%            --         --           3.4%
One South Wacker Drive
Chicago, Illinois 60606-4685

---------------

* Pursuant to the Company's Amended and Restated Articles of Incorporation, (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1) Mr. Mixon is Chairman of the Board of Directors and Chief Executive Officer of the Company. The Common Shares beneficially owned by Mr. Mixon include 538,370 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 27, 1998. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon include 10,690 Common Shares held in the name of Roundwood Capital L.L.P., which represent his ownership interest in Roundwood Capital L.L.P. The number of shares shown as beneficially owned by Mr. Mixon does not include 461,829 Common Shares which have been transferred into two family trusts. The number of shares shown as beneficially owned by Mr. Mixon does not include 251,376 Common Shares which have been transferred into two trusts for the benefit of his two children. Mr. Mixon disclaims beneficial ownership of such shares.

(2) Mr. Richey is President-Invacare Technologies and Senior Vice President-Total Quality Management and is a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 299,090 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 27, 1998. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The Invacare Corporation Stock Bonus Trust and Plan is an employee benefit plan established and operated as a trust for the benefit of the Company's employees. The Charles Schwab Trust Company is the trustee of the Invacare Corporation Stock Bonus Plan, with Invacare Corporation as Administrator of the Plan. As such, the shares held by the Plan are voted at the Company's direction.

(4) The number of Common Shares beneficially owned is based upon a Schedule 13G filed for share ownership as of December 31, 1997.

(5) The Schedule 13G was filed by the Equitable Companies Incorporated (Equitable Companies); AXA-UAP, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, as a group which beneficially owns a majority interest in AXA-UAP. The Common Shares reported are held by Equitable Companies acting as a parent holding company with respect to the holdings by its following subsidiaries: Alliance Capital Management L.P., an Investment Adviser, has sole voting power with respect to 1,374,633 shares of the 2,089,443 Common Shares held, and sole dispositive power with respect to all 2,089,443 Common Shares held. Donaldson, Lufkin & Jenrette Securities Corporation, an Investment Adviser and Broker-Dealer, has no voting power and shared dispositive power with respect to 22,978 of the Common Shares held. Wood, Struthers & Winthrop Management Corp., an Investment Adviser, has sole voting power with respect to 37,000 shares of the 93,261 Common Shares held and sole dispositive power with respect to all 93,261 Common Shares held.

(6) The Schedule 13G was filed by Stein Roe & Farnham Incorporated, an Investment Adviser, which has sole voting power with respect 76,750 shares of the 1,519,844 Common Shares held and sole dispositive power with respect to all 1,519,844 Common Shares held.

     Share ownership of management. The following table sets forth as of February 27, 1998, the share ownership of all Directors, each of the Named Executive Officers (as defined below) and of all Directors and executive officers as a group:

                                                                        CLASS B
                                            COMMON SHARES            COMMON SHARES
                                          BENEFICIALLY OWNED      BENEFICIALLY OWNED**
                                        ----------------------   ----------------------    PERCENTAGE
                                         NUMBER                   NUMBER                    OF TOTAL
       NAME OF BENEFICIAL OWNER         OF SHARES   PERCENTAGE   OF SHARES   PERCENTAGE   VOTING POWER
       ------------------------         ---------   ----------   ---------   ----------   ------------
Gerald B. Blouch (4)..................    233,190         *             --        --             *
Francis J. Callahan...................    254,690         *             --        --             *
Frank B. Carr.........................     99,700         *             --        --             *
Michael F. Delaney....................     11,000         *             --        --             *
Whitney Evans.........................     44,320         *             --        --             *
Bernadine P. Healy....................      6,961         *             --        --             *
Thomas R. Miklich (4).................     92,850         *             --        --             *
A. Malachi Mixon, III (1).............    915,765       3.1%       703,912      49.1%         17.6%
Dan T. Moore, III.....................    566,520       2.0%            --        --           1.3%
E. P. Nalley (3)......................    206,054         *             --        --             *
Joseph B. Richey, II (2)..............    774,738       2.7%       376,262      26.3%         10.0%
Louis F.J. Slangen (4)................    159,335         *             --        --             *
William M. Weber......................    292,690       1.0%            --        --             *
All executive officers and Directors
  as a group (20 persons)(4)..........  3,963,170      13.1%     1,080,174      75.4%         32.7%

---------------

 * Less than 1% of outstanding shares of such class.

** Pursuant to the Company's Amended and Restated Articles of Incorporation, (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1) See Footnote 1 to the preceding table.

(2) See Footnote 2 to the preceding table.

(3) Mr. Nalley is a Director of the Company. All of the Common Shares listed as beneficially owned by Mr. Nalley are owned by trusts for the benefit of Mr. Nalley.

(4) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include 1,479,901 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 27, 1998. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power, Common Shares which they had the right to acquire during said period by exercise of stock options are deemed to be outstanding. The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 211,190 shares; Mr. Miklich, 74,950 shares; and Mr. Slangen, 134,415 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Executive officers, Directors and beneficial holders of more than 10% of the Company's Common Stock are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, Directors and beneficial holders of more than 10% of the Company's Common Stock complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1997, except for the inadvertent failure to file a Form 3 within ten days of becoming an executive officer by Larry E. Steward. This information was included in his year-end Form 5.

                             ELECTION OF DIRECTORS

     The number of Directors of the Company is now currently fixed at eleven. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. At the Annual Meeting, four Directors will be elected to serve a three-year term until the Annual Meeting in 2001 or until their successors have been elected and qualified. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, the individuals receiving the greatest number of votes cast at the Annual Meeting will be elected as Directors of the Company. Accordingly, assuming a quorum exists, abstentions and broker non-votes will have no effect on the election of Directors.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof "FOR" the election of the four nominees for Director as named below, unless the shareholder provides instruction by marking the appropriate space on the Proxy, that authority to vote is withheld. Each of the nominees, is presently a Director of the Company and has indicated their willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.

                             NOMINEES FOR ELECTION

                NAME                   AGE                POSITION WITH THE COMPANY
                ----                   ---                -------------------------
Gerald B. Blouch.....................  51     President, Chief Operating Officer and a Director
Francis J. Callahan (2)(3)...........  74     Director
Dan T. Moore, III (1)(3).............  58     Director
Joseph B. Richey, II.................  61     President - Invacare Technologies, Senior Vice
                                              President - Total Quality Management and a
                                              Director

                         DIRECTORS CONTINUING IN OFFICE

A. Malachi Mixon, III (3)(4)(5)......  57     Chairman and Chief Executive Officer
Frank B. Carr (1)(4)(5)..............  70     Director
Michael F. Delaney (4)(5)............  49     Director
Whitney Evans (2)(4)(6)..............  61     Director
Dr. Bernadine P. Healy (2)(5)........  53     Director
E.P. Nalley (1)(4)(6)................  78     Director
William M. Weber (1)(2)(6)...........  58     Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating Committee.

(4) Member of the Investment Committee.

(5) Term as Director expires in 1999.

(6) Term as Director expires in 2000.

     Gerald B. Blouch was appointed President and elected as a Director of the Company by the Board of Directors, pursuant to Article III, Section 2(c) of the Company's Amended Code of Regulations, in November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman-Invacare International since December 1993. Previously Mr. Blouch was President-Homecare Division from March 1994 to December 1994 and Senior Vice President-Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer from May 1990 to May 1993 and Treasurer from March 1991 to May 1993.

     Francis J. Callahan has been a Director since 1980. From 1980 to the present, Mr. Callahan has been President of Crawford Fitting Company, Cleveland, Ohio a manufacturer of tube fittings and valves. Mr. Callahan also serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio.

     Dan T. Moore, III has been a Director since 1980. Since 1993, Mr. Moore has served as President of Perfect Impression, Cleveland, Ohio, a manufacturer of a polymer footbed that molds to the exact contours of the foot using a brief microwave heating system. Since 1993, Mr. Moore has served as Managing Partner of Whiskey Island Partners, which is developing a marina complex on 35 acres of land on Cleveland's Lakefront. Since March 1993, Mr. Moore has been Chairman and Treasurer of Advanced Ceramics Corporation, a closely-held manufacturer of industrial ceramic products. From 1979 to the present, Mr. Moore has been President of Dan T. Moore Co., Cleveland, Ohio. Since 1988, Mr. Moore has also served as President of Soundwich, Inc., Cleveland, Ohio, a closely-held company that produces polymers for damping sheet metal engine components and since 1985 has served as President of Flow Polymers, Inc., a manufacturer of homogenizing aids for rubber tire compounds.

     Joseph B. Richey, II has been a Director since 1980 and in 1992 was named President-Invacare Technologies and Senior Vice President-Total Quality Management. Previously Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey also serves as a Director of Steris Corporation, Cleveland, Ohio, a NASDAQ listed manufacturer and distributor of medical sterilizing equipment, a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners, a Director of Unique Mobility Inc., Golden, Colorado an American Stock Exchange listed engineering concern and manufacturer of high efficiency permanent magnet motors and electronic controls, and a Director of NeuroControl Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems restoring function to paralyzed limbs and muscles.

     A. Malachi Mixon, III has been Chief Executive Officer since 1979 and Chairman of the Board since 1983. Mr. Mixon has been a Director of the Company since 1979 and also served as President until 1996, when Gerald B. Blouch, the Company's Chief Operating Officer was elected President by the Company's Board of Directors. Mr. Mixon serves as a Director of The Lamson & Sessions Co., Cleveland, Ohio, a New York Stock Exchange listed company and a supplier of engineered thermoplastic products, The Sherwin-Williams Company, Cleveland, Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products, and NCS HealthCare, Inc., a NASDAQ listed company and a provider of pharmacy services to long term care institutions. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading academic medical centers.

     Frank B. Carr has been a Director since 1982. From 1983 to 1996, Mr. Carr was a Managing Director of McDonald & Company Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald & Company) since 1968. Mr. Carr also serves as a Director of Brush Wellman Inc., Cleveland, Ohio, a New York Stock Exchange listed company and a producer of engineered materials containing beryllium, and Preformed Line Products Company, Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

     Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C.

     Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1983 to 1997, Mr. Evans was an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and a real estate investment firm. From 1989 to 1995, Mr. Evans served as the President of Harmony Group, Sonoma, California, a consultant to non-profit organizations.

     Dr. Bernadine P. Healy has been a Director since 1996. From 1995 to the present, Dr. Healy has been the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio; and from 1991 to 1993, she served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991, Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a Director of Medtronic, Inc., a New York Stock Exchange listed company and producer of cardiac pacemakers and National City Corporation, Cleveland, Ohio, since 1997, also a New York Stock Exchange listed company and a bank holding company. Dr. Healy has been a Medical Contributor for CBS News.

     E. P. Nalley has been a Director since 1983. From 1987 to 1991 when he retired, Mr. Nalley was the Company's Senior Vice President-Sales and Assistant to the President. Mr. Nalley is now a private investor. Mr. Nalley also serves as a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

     William M. Weber has been a Director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital L.L.P., a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

    INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 1997. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Investment Committee. The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The Audit Committee met twice during the last fiscal year. The Compensation Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Compensation Committee met one time during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Francis J. Callahan, Chairman of the Nominating Committee, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125. The Nominating Committee did not meet during 1997. The Investment Committee, which met one time during 1997, monitors the status of investments by the Company's Profit Sharing Plan and investments made by the Company's captive insurance subsidiary. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are Whitney Evans, Francis J. Callahan, Jr., Dr. Bernadine P. Healy and William
M. Weber, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 1997 compensation of the Company's executive officers named in this Proxy Statement.

     The Committee has determined, as a performance-driven business, that the Company should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues, as well as larger employers with which the company must compete for talent ("Comparable Employers"). The Committee relies on its independent consultant to identify a representative group of potentially competitive employers. In determining the group of Comparable Employers, the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employers are surveyed as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. Accordingly, the Comparable Employers are not necessarily the same as the peer group utilized in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement.

     The Committee also utilizes recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material year-to-year improvement in earnings before income tax. In addition, long-term compensation is awarded exclusively in the form of stock options in order to provide key executives with significant financial benefits, to the extent that shareholder value is similarly enhanced.

     Annual Base Salary. Because the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer ("CEO") in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as potential future contributions. A determination is also made as to whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax and return on assets. Operating objectives vary for each executive and may change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 1997 base salaries were based on the subjective judgment of the Committee taking into account the CEO's comments regarding each executive's achievement of applicable 1996 operating and financial objectives and the targeted salary ranges as determined by the market study received from the independent consultant. Resulting base salaries for the Company's executives (including the CEO) were at or near the targeted range.

     In determining the CEO's base salary for 1997, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at Comparable Employers and the financial performance objectives described above. The Committee noted that key acquisition activity occurred in the United States, Europe, and Australia, during 1996 under the CEO's leadership. These acquisitions allowed the Company to grow market share and extend current product lines, complement existing businesses, utilize its distribution strength and expand its geographic presence. The CEO is the leading industry spokesperson on behalf of the home medical equipment industry putting Invacare in a position to help shape public policy instead of being forced to react to change in policy. Substantial progress was also made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committee's opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to continue to sustain superior financial and operating performance. The Committee also believes that the CEO has instituted actions that keep the Company's strategic direction in line with the ever-changing marketplace in which the company operates.

     Annual Cash Bonus. Consistent with its philosophy that executive compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals, as previously outlined, in addition to subjective factors as the Committee deems appropriate.

     With the assistance of the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted earnings before income tax objectives are achieved, but with unlimited potential. During this process, the Committee may also determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

     Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's earnings before income tax at which target bonuses will be earned. Under normal conditions, no bonuses are payable if earnings before income tax and unusual items does not improve over the prior year and bonuses increase on a linear basis if earnings before income tax exceeds the targeted level. Targeted earnings before income tax and unusual items is generally set at a level which the Committee believes is challenging but achievable.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Committee's earnings before income tax objective is achieved. In determining the level of total cash compensation to be targeted for the CEO in 1997, the Committee took into account the same factors and events described above under the Annual Base Salary. Actual earnings before income tax, excluding the effect of a non-recurring and unusual charge, improved over 1996 levels. The total cash compensation paid for 1997, including bonus, were below the targeted 75th market percentile as determined by the Committee as the results were not up to the targeted level set at the beginning of the year.

     Survey data from the independent consultant shows annual executive bonuses as a percent of net income at target levels remain competitive with Comparable Employers.

     Long-Term Compensation Program. The Company's long-term compensation plan is based exclusively on the award of stock options. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Corporation 1994 Performance Plan and granted at market price, vest in accordance with a schedule established by the Committee and expire after ten (10) years.

     Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the number of options proposed for each executive officer may also be affected by the factors previously described in establishing base salaries. The number of options granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of options as reflected by a valuation formula recommended by the independent consultant. The number of options granted to each executive in 1997 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 1996 operating and financial objectives (as described above under Annual Base Salary) and the targeted range for long-term compensation. No particular weight was assigned to any one operating or financial objective. Outstanding options held by an executive officer are generally not considered when the Committee determines the number of new options to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, options granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded options to the CEO in 1997 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     Other Matters. The Committee believes that all long-term compensation awarded to key executives in 1997 is "performance-based" and, therefore, will be deductible notwithstanding Section 162(m) of the Internal Revenue Code of 1986. However, the Committee has not adopted a policy with respect to whether all future long-term or other compensation will satisfy the requirements of Section 162(m). The Committee intends to make a determination with respect to this issue on an annual basis.

                                            The Compensation Committee of the
                                            Board of Directors of Invacare
                                            Corporation

                                            Whitney Evans, Chairman
                                            Francis J. Callahan
                                            Dr. Bernadine P. Healy
                                            William M. Weber

                     SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The following graph compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a Peer Group of companies selected on a line-of-business basis.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG INVACARE CORPORATION, S&P 500 INDEX AND
                          LINE-OF-BUSINESS PEER GROUP*

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                    INVACARE          S&P 500          PEER GROUP
1992                                                           100               100               100
1993                                                           113               109               109
1994                                                           141               111                99
1995                                                           209               153                67
1996                                                           227               187                66
1997                                                           180               249                75

* Sunrise Medical Inc. (SMD); Everest & Jennings International Ltd. (EJ) was acquired by Graham-Field Health Products, Inc. (GFI) in the fourth quarter of 1996. Everest & Jennings International Ltd. shareholders received .35 common shares of Graham-Field Health Products, Inc. for each Everest & Jennings International Ltd. common share owned. For purposes of the above graph, the return for Everest & Jennings International Ltd. within the peer group for the period November 27, 1996 to December 31, 1997 was calculated with the return of Graham-Field Health Products, Inc. at the conversion rate noted above.

(Note: Nellcor Puritan Bennett Inc. was acquired by Mallinckrodt Inc. in June of 1997 in an all cash transaction, and is no longer considered in the same industry or line of business and therefore is no longer included in the peer group, for purposes of the above performance graph.)

The above graph assumes $100 invested on December 31, 1992 in the Common Shares of Invacare Corporation, S&P 500 Index and the respective Line-of-Business Peer Group, including reinvestment of dividends through December 31, 1997.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information for the three years ended December 31, 1997 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                            ANNUAL COMPENSATION                  COMPENSATION
                                                  ---------------------------------------   ----------------------
                                                                                  OTHER                  ALL OTHER
                                                                                 ANNUAL     SECURITIES    COMPEN-
                    NAME AND                             SALARY(1)   BONUS(1)    COMPEN-    UNDERLYING   SATION(2)
               PRINCIPAL POSITION                 YEAR      ($)        ($)      SATION($)   OPTIONS(#)      ($)
------------------------------------------------------------------------------------------------------------------
A. Malachi Mixon, III                             1997    605,050    455,000       --        127,600       76,741
  Chairman and Chief                              1996    540,000    513,000       --         81,000       74,924
  Executive Officer                               1995    481,000    734,487       --         73,400       52,489

Gerald B. Blouch                                  1997    370,000    245,000       --         70,000      102,116
  President and                                   1996    320,000    272,000       --         38,400      103,847
  Chief Operating Officer                         1995    280,000    337,680       --         34,200       89,769

Joseph B. Richey, II                              1997    285,000    176,000       --         41,000       82,529
  President-Invacare                              1996    270,000    203,000       --         24,300       89,336
  Technologies and Senior                         1995    255,000    307,530       --         23,400       91,171
  Vice President-Total Quality Management

Thomas R. Miklich,                                1997    265,000    159,000       --         50,000       58,773
  Chief Financial Officer,                        1996    240,000    180,000       --         21,600       60,583
  General Counsel, Treasurer                      1995    215,000    259,290       --         19,800       53,355
  and Corporate Secretary

Louis F.J. Slangen                                1997    230,000    116,000       --         20,500       57,555
  Senior Vice President-                          1996    211,000    132,000       --         12,700       58,775
  Sales & Marketing                               1995    196,000    196,980       --         12,000       57,441

---------------

(1) Salary and Bonus amounts for 1996 may include amounts deferred under the 401(k) feature of the Company's Profit Sharing Plan or the non-qualified 401(k) Plus Benefit Equalization Plan.

(2) The amounts disclosed in this column include: (a) Company contributions in the amount of $3,200 for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen under the Company's 401(k) plan, a defined contribution plan; (b) Company contributions in the amounts of $17,694, $9,100, $5,850, $5,115 and $3,720 for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) Company contributions in the amounts of $6,400, for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen, under the Company's Profit Sharing Plan, a defined contribution plan; (d) Company contributions in the amounts of $35,389, $18,200, $11,700, $10,230 and
    $7,440 for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's Profit Sharing Benefit Equalization Plan, a defined contribution plan; (e) the payment of premiums on group term life insurance policy of $6,328, $2,798, $4,464, $1,959, $1,788 for Messrs. Mixon, Blouch,
    Richey, Miklich and Slangen, respectively; (f) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $53,971, $48,887, $27,441 and $31,770 for Messrs. Blouch, Richey, Miklich and Slangen, respectively. Mr. Mixon is not covered by a split-dollar life insurance benefit; (g) payments by the Company, related to premiums under the Company's Executive Disability Income Plan, in the amounts of $8,447, $2,028, $4,428 and $3,237 for Messrs. Blouch, Richey, Miklich and Slangen, respectively. Mr. Mixon does not participate in the Company's Executive Disability Income Plan; and
    (h) payment by the Company for the premium of a disability insurance policy for Mr. Mixon in 1997 amounted to $7,730.

                           COMPENSATION OF DIRECTORS

     The Company paid all Directors who were not employees ("Non-employee Directors") a $14,000 annual retainer plus $2,000 per Board meeting attended. Further, Non-employee Directors are eligible to participate in a Deferred Compensation Plan adopted in 1992, pursuant to which they may elect to defer receipt of the compensation payable by the Company for their services as a Director, and if such compensation is elected by the Director in the form of Common Shares, the Company will deposit an additional 25% of such deferred compensation into the applicable trust. None of the Non-employee Directors had an effective election to defer 1997 compensation. In addition, the Non-employee Directors were eligible for a bonus of $4,000 based on profit objectives for 1997 and a greater amount if the objectives were exceeded. Based on 1997 operating results, each of the Non-employee Directors have been paid $1,100 as profit (excluding the non-recurring unusual charge) improved over 1996, but the target level at the beginning of the year was not achieved. For 1998, the Non-employee Directors are eligible to receive a bonus of $4,000, if certain profit objectives are met. The bonus amount can be increased if those objectives are exceeded.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, as to the Named Executive Officers, the stock options granted in 1997 under the Invacare Corporation 1994 Performance Plan.

                                             INDIVIDUAL GRANTS
                          -------------------------------------------------------
                          NUMBER OF                                                 POTENTIAL REALIZABLE VALUE
                          SECURITIES       % OF                                       AT ASSUMED ANNUAL RATES
                          UNDERLYING  TOTAL OPTIONS                                 OF SHARE PRICE APPRECIATION
                           OPTIONS      GRANTED TO       EXERCISE                       FOR OPTION TERM(1)
                          GRANTED(2)    EMPLOYEES        PRICE(3)      EXPIRATION   ---------------------------
          NAME               (#)      IN FISCAL YEAR   ($ PER SHARE)      DATE         5%($)         10%($)
---------------------------------------------------------------------------------------------------------------
A. Malachi Mixon, III...     127,600       21.9%           25.13        2/20/07       2,016,000       5,109,000
Gerald B. Blouch........      70,000       12.0%           25.13        2/20/07       1,106,000       2,803,000
Joseph B. Richey, II....      41,000        7.0%           25.13        2/20/07         648,000       1,642,000
Thomas R. Miklich.......      50,000        8.6%           25.13        2/20/07         790,000       2,002,000
Louis F.J. Slangen......      20,500        3.5%           25.13        2/20/07         324,000         821,000
All Shareholders (4)....         N/A        N/A              N/A            N/A     468,200,000   1,176,000,000

---------------

(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Securities and Exchange Commission and are not intended to be a forecast of the Company's Common Share price. There is no assurance that the value realized will be at or near the value estimated in the Potential Realizable Value applied to value the stock options. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2) Options become exercisable on March 31, over four years at a rate of 25% per year, commencing in 1998.

(3) The exercise price is equal to the fair market value of the Company's Common Shares on the date of grant.

(4) The potential gain realizable by all shareholders (based on 28,488,077 Common Shares and 1,441,567 Class B Common Shares outstanding at the exercise price of $25.13 per share as of the grant date of February 20,
    1997) at 5% and 10% assumed annual rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to approximately $41.00 and $65.00 per share at the assumed 5% and 10% annual growth rates, respectively.

     Each of the options issued under the Stock Option Plans includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Stock Option Plans, the Committee may also grant reload options under such circumstances as it deems appropriate.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The table below shows information with respect to options exercised by, and the value of unexercised options under the Stock Option Plans for, the Named Executive Officers.

     AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUE AT YEAR-END 1997

                                                          NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                               NUMBER OF                 UNDERLYING UNEXERCISED            MONEY OPTIONS AT
                                SHARES        VALUE      OPTIONS AT 12/31/97(#)             12/31/97(2)($)
                              ACQUIRED ON   REALIZED   ---------------------------   -----------------------------
            NAME              EXERCISE(#)    (1)($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------    -------------
A. Malachi Mixon, III.......    48,000      1,047,000    455,720        237,200       6,095,309         270,006
Gerald B. Blouch............    20,000        378,000    170,190        121,250       1,981,077         123,356
Joseph B. Richey, II........      None             --    271,465         76,375       4,074,621          98,494
Thomas R. Miklich...........      None             --     47,900         80,300         333,750          80,100
Louis F.J. Slangen..........    40,000        825,623    118,915         40,225       1,477,968          61,575

---------------

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NASDAQ National Market System on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/97" is equal to the difference between the option exercise price and the closing price of $21.75 of a Common Share on the NASDAQ National Market System on December 31, 1997.

                                 PENSION PLANS

     The Company has established a Supplemental Executive Retirement Plan for all executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings (maximum is 50% at 15 years of service). This annual benefit is reduced by the annual value of the Company contributions to the qualified Profit Sharing Plan, Company contributions to the nonqualified 401(k) Plus and Profit Sharing Equalization Plans, and one-half of the annual Social Security benefit. The plan is a nonqualified plan and therefore the benefits accrued under this plan are subject to the claims of the Company's general creditors in the event of bankruptcy. The benefits will be paid (i) from an irrevocable grantor trust funded from the Company's general funds or (ii) directly by the Company from general funds.

     The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 1997 at age 65.

                                 PENSION TABLE

                                 YEARS OF SERVICE (2)
                              ---------------------------
      REMUNERATION (1)           5        10        15
----------------------------  -------   -------   -------
  200,000...................   33,333    66,667   100,000
  300,000...................   50,000   100,000   150,000
  400,000...................   66,667   133,333   200,000
  500,000...................   83,333   166,667   250,000
  600,000...................  100,000   200,000   300,000
  700,000...................  116,667   233,333   350,000
  800,000...................  133,333   266,667   400,000
  900,000...................  150,000   300,000   450,000
1,000,000...................  166,667   333,333   500,000
1,100,000...................  183,333   366,667   550,000
1,200,000...................  200,000   400,000   600,000

---------------

(1) Remuneration for purposes of calculating pension benefit based on final base salary and target bonus.

(2) The pension benefits represent annual single-life annuity values subject to reduction by applicable offsets (as described above). For purposes of estimating a pension benefit as of December 31, 1997, the current years of service credited for the Named Executive Officers are 17, 8, 13, 5 and 10 years for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively.

          TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Named Executive Officers. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting executive terminates under certain conditions described in the agreements at any time during the three year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay.

     For all of the Named Executive Officers, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times annual base salary plus the executive's target bonus; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; and (c) 401(k), 401(k) Plus, profit sharing and retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination.

     The salary and other benefits provided by the severance pay agreements will be payable from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1997 were Whitney Evans, Francis J. Callahan, Jr., Dr. Bernadine P. Healy and William M. Weber.

     During 1997, the Company purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Messrs. Mixon, Richey and Callahan. The Company paid approximately $542,000 to the charter company for use of the aircraft owned by Messrs. Mixon, Richey and Callahan. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

     As of February, 1997, certain executives were indebted to the company based on loans approved by the compensation committee pursuant to its executive compensation philosophy and the Company's overall compensation program. The loans are for a term of four years and bear interest at the rate of 6% compounded annually. Loans have been made to Messrs. Mixon, Blouch, Richey, Miklich and Slangen, in the amounts of $320,000, $100,000, $125,000, $110,000 and $80,000, respectively. No loans have been made subsequently.

                       PROPOSAL TO ADOPT AN AMENDMENT TO
                 THE INVACARE CORPORATION 1994 PERFORMANCE PLAN

     As of April 1, 1998, options to purchase up to an aggregate of 1,915,825 of the Company's Common Shares (123,991 of which had been exercised as of that date) have been granted under the Company's 1994 Performance Plan (the "1994 Plan") out of the 2,000,000, adjusted for the 2-for-1 stock split effected in the form of a 100% share dividend in October 1995, that had been reserved for issuance. Hence, only 84,175 Common Shares remain available for future grants. The Compensation Committee of the Board of Directors, therefore, recommended to the Board of Directors that the Plan be amended to increase by One Million Five Hundred Thousand (1,500,000) the maximum number of Common Shares available for distribution under the 1994 Plan in order to enable the Company to continue to provide an essential benefit to its key management personnel. Accordingly, the Board of Directors adopted, on January 30, 1998, subject to shareholder approval, an amendment to the 1994 Plan (the "Amendment") to amend the 1994 Plan as set forth above, and shareholders are being asked to approve the increase of 1,500,000 additional Common Shares to be available for future grants under the 1994 Plan.

     The Board of Directors believes that it is desirable to encourage key employees and non-employee Directors of the Company and its subsidiaries to acquire a proprietary interest in the Company or to increase such proprietary interest as they may already hold, thereby increasing the incentive of key employees and non-employee Directors to promote the interest of the Company and its shareholders. For this reason, the Board of Directors adopted the Amendment to the 1994 Plan. In addition, with the Company's strategic growth plan and acquisition activity it is imperative that the Company have available incentives to attract and retain key management talent. Accordingly, the Board of Directors and management believe the approval of the Amendment to the 1994 Plan is in the best interest of the Company and recommend that shareholders vote in favor of the proposal.

     The affirmative votes cast by the holders of a majority of the Common Shares and Class B Common Shares, voting as one class, present in person or by proxy at the meeting, is required for the adoption of the Amendment to the 1994 Plan. Thus, shareholders who vote to abstain will in effect be voting against the proposal. Brokers who hold Common Shares as nominees will not have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners. Broker non-votes, however, are not counted as present and entitled to vote for determining whether this proposal has been approved and have no effect on its outcome.

     THE BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE INVACARE CORPORATION 1994 PERFORMANCE PLAN.

     The following is a summary of the material features of the 1994 Plan.

GENERAL

     The 1994 Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, cash and/or other performance or stock-based awards. The 1994 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, a standing committee comprised entirely of Non-employee Directors. Under the 1994 Plan, the Committee has broad discretion to fashion the terms of awards in order to provide the Company's employees with stock-based incentives that are appropriate under the circumstances. As approved by the Company's Board, all employees of Invacare and its subsidiaries, in addition to Invacare's Non-employee Directors, are eligible to be selected by the Committee for participation in the 1994 Plan. Prior to the Amendment, Invacare's Non-employee Directors were not eligible to participate in the 1994 Plan.

     Common Shares Underlying Awards. Currently, the aggregate number of Common Shares that may be subject to awards, including stock options, granted under the 1994 Plan is 2,000,000 Common Shares, subject to certain adjustments. Upon the shareholders' approval of the Amendment to the 1994 Plan, 3,500,000 Common Shares may be subject to awards. Class B Common Shares are not issuable under the 1994 Plan. Common Shares issued under the Plan may be either newly-issued shares or treasury shares. The assumption of obligations in respect of awards granted by an organization acquired by the Company, or the grant of awards under the 1994 Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of awards under the 1994 Plan.

     Common Shares subject to an award that is forfeited, terminated or canceled without having been exercised (other than shares subject to a stock option that are canceled upon the exercise of a related stock appreciation right) will generally be available again for grant under the 1994 Plan, without reducing the number of Common Shares available in any fiscal year for grant of awards under the 1994 Plan.

     In the event of recapitalization, stock dividend, stock split, distribution to shareholders (other than cash dividends) or similar transaction, the Committee can adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 1994 Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.

     Grant of Awards. Awards may be granted singly or in combination or tandem with other awards. Awards also may be granted in replacement of other awards granted by the Company. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of Common Shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the award or Common Shares that were transferred or surrendered. The Company may also assume awards granted by an organization acquired by the Company or may grant awards in replacement of any such awards.

     New Benefits under the 1994 Plan. The benefits that will be received by participants under the Amendment to the 1994 Plan or that would have been received under the Amendment to the 1994 Plan if it had been in effect in 1997, are not currently determinable because awards under the 1994 Plan are made at the discretion of the Committee.

     Certain Limits on Grant of Stock Options or Stock Appreciation Rights. The 1994 Plan provides that the maximum aggregate number of Common Shares (i) for which stock options may be granted and (ii) with respect to which stock appreciation rights may be granted, to any particular participant during any calendar year during the term of the 1994 Plan is 200,000 Common Shares, subject to adjustment in accordance with Section 4(c) of the 1994 Plan.

     Payment of Exercise Price. The exercise price of a stock option (other than an incentive stock option), stock purchase right, and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of Common Shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of Common Shares or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of an award. Prior to the payment of an award, Invacare may withhold, or require a participant to remit to the Company, an amount of cash sufficient to pay any federal, state, and local taxes associated with an award (other than an incentive stock option) by the transfer of Common Shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of cash and/or one of these methods. The Committee may prescribe any other method of paying the exercise price that is determined to be consistent with applicable law and the purpose of the 1994 Plan.

     Termination of Awards. The Committee may cancel any awards if the participant, without the Company's prior written consent, (i) renders services for an organization, or engages in a business, that is (in the judgment of the Committee) in competition with the Company or (ii) discloses to anyone outside of Invacare, or uses for any purpose other than Invacare's business, any confidential information relating to the Company.

     Change in Control. In the event of a change in control of the Company, as defined in the 1994 Plan, unless the Board of Directors determines otherwise,
(i)all outstanding stock options and stock appreciation rights will become fully exercisable, (ii) all restrictions and conditions applicable to restricted stock and other awards exercisable for Common Shares will be deemed to have been satisfied and (iii) all cash awards shall be released and/or deemed to have been fully earned. Any other determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the Directors then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors." For this purpose, "continuing directors" are Directors who were in office prior to the change in control or were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office.

     Federal Income Tax Consequences of Awards. The anticipated income tax treatment, under current provisions of the Code, of the grant and exercise of awards is as follows:

     Incentive Stock Options. In general, a participant will not recognize taxable income at the time an incentive stock option is granted or exercised provided the participant has served the Company at all times from the date of grant until the date three months before the date of exercise (one year in the case of permanent disability). However, the excess of the fair market value of the Common Shares acquired upon exercise of the incentive stock option over the exercise price is an item of tax preference for purposes of the alternative minimum tax. If an employee exercises an incentive stock option without satisfying the employment requirement, the income tax treatment will be the same as that for a non-qualified stock option, described below. Upon disposition of the common Shares acquired upon exercise of an incentive stock option, capital gain or capital loss will be recognized in an amount equal to the difference between the sales price and the exercise price, provided that the participant has not disposed of the Common Shares within two years of the date of grant or within one year from the date of exercise (a "Disqualifying Disposition"). If the participant disposes of the shares in a Disqualifying Disposition, the participant will recognize ordinary income at the time of the Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the shares on the date the incentive stock option is exercised or the amount realized in the Disqualifying Disposition. Any remaining gain or loss is treated as a capital gain or capital loss.

     The Company is not entitled to a tax deduction either upon the exercise of an incentive stock option or upon the disposition of the Common Shares acquired thereby, except to the extent that the participant recognizes ordinary income in a Disqualifying Disposition and subject to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     Non-Qualified Stock Options. In general, a participant will not recognize taxable income at the time a stock option that does not qualify as an incentive stock option (a "Non-qualified Stock

Option") is granted. An amount equal to the difference between the exercise price and the fair market value, on the date of exercise, of the Common Shares acquired upon exercise of the Non-qualified Stock Option will be included in the participant's ordinary income in the taxable year in which the Non-qualified Stock Option is exercised. Upon disposition of the Common Shares acquired upon exercise of the Non-qualified Stock Option, appreciation or depreciation from the tax basis of the shares acquired after the date of exercise will be treated as either capital gain or capital loss.

     Subject to the applicable provisions of the Code, the Company generally will be entitled to a tax deduction in the amount of the ordinary income realized by the participant in the year the Non-qualified Stock Option is exercised. Although the Committee has discretion to grant Non-qualified Stock Options with exercise prices above or below fair market value on the date of grant, it appears, based on proposed Internal Revenue Service regulations (the "Proposed IRS Regulations"), that the compensation realized by a Named Executive Officer upon exercise of a Non-qualified Stock Option granted by the Committee with an exercise price equal to or greater than the fair market value of the underlying shares on the date of grant will be deductible by the Company notwithstanding the deductibility limitations under Section 162(m) of the Code. Any amounts includable as ordinary income to a participant in respect of a Non-qualified Stock Option will be subject to applicable withholding for federal income and employment taxes.

     Stock Appreciation Rights. The grant of stock appreciation rights will have no immediate tax consequences to the Company or the participant receiving the grant. In general, the amount of compensation that will be realized by a participant upon exercise of a stock appreciation right is equal to the difference between the grant date valuation of the Common Shares underlying the Stock appreciation right and the fair market value of the stock or cash received on the date of exercise. Although the Committee has discretion to grant stock appreciation rights at prices above or below fair market value on the date of grant, it appears, based on the Proposed IRS Regulations, that the compensation realized by a Named Executive Officer upon exercise of a stock appreciation right that was granted by the Committee at or above fair market value of the underlying shares on the date of grant, will be deductible by the Company notwithstanding the deductibility limitations under Section 162(m) of the Code. The amount received by the participant upon the exercise of the stock appreciation rights will be included in the participant's ordinary income in the taxable year in which the stock appreciation rights are exercised. Subject to the applicable provisions of the Code, the Company generally will be entitled to a deduction in the same amount in that year.

     Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code, the participant will recognize no income, and the Company will be entitled to no deduction at the time restricted stock is awarded to the participant. When the restrictions on restricted stock lapse or are otherwise removed, the participant will recognize compensation income equal to the excess of the fair market value of the restricted stock on the date the restrictions lapse or are otherwise removed over the amount, if any, paid by the participant for the restricted stock, and generally, the Company will be entitled to a deduction in the same amount if it satisfies applicable withholding requirements and subject to the other applicable withholding requirements and subject to the other applicable provisions of the Code, including the possible limitations under Section 162(m) of the Code. Dividends paid on restricted stock during any restriction period will, unless the participant has made an election under
Section 83(b) of the Code, constitute compensation income to the participant receiving the dividends, and the Company generally will be entitled to a deduction in the same amount. Upon disposition of Common Shares after the restrictions lapse or are otherwise removed, any gain or loss realized by a participant will be treated as short-term or long-term capital gain or loss depending upon the period of time between the disposition and the earlier lapse or removal of the restrictions on those Common Shares.

     If a participant files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the grant of restricted stock, the participant will, on the date of the grant, recognize compensation income equal to the excess of the fair market value of the Common Shares on that date over the price paid for those Common Shares, and the Company generally will be entitled to a deduction in the same amount if it satisfies applicable withholding requirements and subject to the other applicable provisions of the Code. Dividends paid on the stock thereafter will be treated as dividends for tax purposes, includable in the gross income of the participant and not deductible by the Company. Any gain or loss recognized by the participant on a disposition of restricted stock which was the subject of a Section 83(b) election, other than on a redemption by the Company, will be capital gain or loss. However, if the disposition is a forfeiture by the participant or redemption by the Company at the initial price of the restricted stock, the disposition may constitute a "forfeiture" within the meaning of Section 83(b), in which event the participant would not be entitled to deduct any loss which otherwise would have been allowable. The potential for a nondeductible forfeiture loss on the forfeiture of restricted property is a risk that a participant assumes by making a Section 83(b) election.

     Stock Equivalent Units. The grant of stock equivalent units will not have any immediate tax consequences to the participant receiving the stock equivalent units or to the Company. In general, at the time the Company pays any amount to the participant with respect to the stock equivalent units, the participant will recognize compensation income equal to the amount of that payment, and the Company will be entitled to a deduction in that amount, subject to the other applicable provisions of the Code, including the possible limitations under
Section 162(m).

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the 1994 Plan or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences for taxpayers who are not subject to taxation in the United States.

     Amendment, Effective Date, and Termination of the 1994 Plan. The Board of Directors may amend, suspend, or terminate the 1994 Plan at any time. Shareholder approval for any such amendment is required if the amendment results in:

     1. an increase, subject to certain exceptions, in the maximum number of Common Shares that may be subject to awards granted under the 1994 Plan;

     2. a change that would cause any incentive stock option granted under the 1994 Plan not to qualify as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); or

     3. any change that would eliminate the exemption from the "short-swing profits" rules currently available to the 1994 Plan and to awards granted under the 1994 Plan.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the firm of Ernst & Young L.L.P., independent public accountants, to examine and audit the annual financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1998. Representatives of Ernst & Young L.L.P. are expected to be present at the Annual Meeting and they will have an opportunity to make a statement should they so desire. In addition, they will also be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of

Shareholders to be held in 1999 must do so no later than December 11, 1998. To be eligible for inclusion in the 1999 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

     Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 1997 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                  Shareholder Relations Department
                  Invacare Corporation
                  One Invacare Way, P.O. Box 4028
                  Elyria, Ohio 44036-2125

     You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                                            By order of the Board of Directors

                                            THOMAS R. MIKLICH,
                                            Secretary

                                  DETACH CARD
--------------------------------------------------------------------------------

                              INVACARE CORPORATION
               PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 28, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby (i) appoints A. MALACHI MIXON, III, WHITNEY EVANS and JOSEPH B. RICHEY, II, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Stocker Center, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 28, 1998 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2 SET FORTH BELOW.

(1) ELECTION OF DIRECTORS.
    [ ] FOR all nominees listed                           [ ] WITHHOLD AUTHORITY to vote for all nominees listed
      (except as marked to the contrary below)

 GERALD B. BLOUCH, FRANCIS J. CALLAHAN, DAN T. MOORE, III, JOSEPH B. RICHEY, II

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                  WRITE THAT NOMINEE'S NAME ON THE FOLLOWING LINE.)

--------------------------------------------------------------------------------

                                      (Continued and to be signed on other side)

                                  DETACH CARD
--------------------------------------------------------------------------------

                      (Proxy -- continued from other side)

(2) PROPOSAL to approve and adopt an amendment to the Invacare Corporation 1994 Performance Plan to increase the number of
    Common Shares reserved for issuance thereunder from 2,000,000 to 3,500,000.
    [ ] FOR the Proposal              [ ] AGAINST the Proposal              [ ] ABSTAIN from the Proposal

(3) In their discretion to act on any other matters which may properly come before the Annual Meeting.

                                                     Dated , 1998

                                                     ---------------------------

                                                     Your signature to the Proxy
                                                     form should be exactly the
                                                     same as the name imprinted
                                                     hereon. Persons signing as
                                                     executors, administrators,
                                                     trustees or in similar
                                                     capacities should so
                                                     indicate. For joint
                                                     accounts, the name of each
                                                     joint owner must be signed.

      PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.